LETTER OF RESIGNATION

November 27, 2012

To:	PHI Group, Inc.
7251 W. Lake Mead Blvd., Suite 300
Las Vegas, NV 89128

I, the undersigned, Paul Nguyen, a member of the Board of Directors of PHI Group, Inc., a Nevada corporation, hereby resign from my position as a director of the Company, effective immediately.